EXHIBIT 10.2
Growth in Core Adjusted Book Value PSU
To Be Used For Executive Officers
As Approved February 2026

Performance-Based Restricted Share Unit Agreement under
Assured Guaranty Ltd. 2024 Long-Term Incentive Plan
THIS AGREEMENT is effective as of the Grant Date, and is by and between the Participant and Assured Guaranty Ltd. (the “Company”).
WHEREAS, the Company maintains the Assured Guaranty Ltd. 2024 Long-Term Incentive Plan (the “Plan”), and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Performance-Based Restricted Share Unit Award under the Plan; and
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
1. Terms of Award. The following words and phrases used in this Agreement shall have the meanings set forth in this Section 1:
(a)The “Participant” is
(b)The “Grant Date” is February 20, 2026.
(c)The number of “Covered Units” granted under this Agreement is Covered Units.
(d)The “Delivery Date” with respect to the Covered Units shall be the third anniversary of the Grant Date.
(e)The “Performance Determination Date” is the earlier to occur of (i) December 31, 2028, and (ii) the date of a Change in Control.
(f)The “Performance Period” is January 1, 2026 through December 31, 2028; provided, however, if a Change in Control occurs on or after the Grant Date but prior to December 31, 2028, the Performance Period shall be the period beginning on January 1, 2026, and ending on the date of the Change in Control.
Other words and phrases used in this Agreement are defined pursuant to Section 23, elsewhere in this Agreement or the Plan.
2. Performance-Based Restricted Share Unit Award. This Agreement specifies the terms of the Performance-Based Restricted Share Unit Award granted to the Participant. Each Covered Unit represents the right to receive up to two Shares on the Delivery Date, subject to the terms of this Agreement and the Plan.
3. Performance Percentage. As of the Performance Determination Date, the Performance Percentage shall be determined in accordance with the table below based on the growth of the Company’s per-share Core Adjusted Book Value from the first day until the last day of the Performance Period. If the growth in the Company’s per-share Core Adjusted Book Value during the Performance Period is between the percentages listed on the table below, the Performance Percentage shall be determined using straight line interpolation between the percentages listed on the table below. For example, if the growth in Core Adjusted Book Value determined for the Performance Period is 14.5%, the Performance Percentage shall be 91.67%.

Performance Level	Growth in Core Adjusted Book Value During Performance Period	% of Units Vesting (the “Performance Percentage”)
Outstanding	18% or higher	200%
Target	15%	100%
Threshold	12%	50%
< Threshold	Less than 12%	0%

Notwithstanding anything herein to the contrary, the Performance Percentage shall be approved by the Committee before any Shares are delivered on or after the Delivery Date (or, if earlier, a 457A Delivery Date as defined in Exhibit A).
4. Restricted Period. Subject to Section 5 below, with respect to all Covered Units, the “Restricted Period” for the Covered Units shall begin on the Grant Date and end on the earlier to occur of (i) the third anniversary of the Grant Date; or (ii) a Vesting Change in Control. The Committee, in its sole discretion, may accelerate the end of the Restricted Period.
5. Termination of Employment. Except as otherwise provided in this Section 5, if the Participant’s Date of Termination occurs for any reason prior to the last day of the Restricted Period, all Covered Units shall be immediately forfeited.
(a)Death or Disability. If the Participant’s Date of Termination occurs due to the Participant’s death or Disability prior to the last day of the Restricted Period, the Restricted Period shall immediately lapse upon such Date of Termination.
(b)Retirement. If the Participant’s Date of Termination occurs due to a Retirement prior to the last day of the Restricted Period, then, only for purposes of this Section 5, the Participant shall be treated as if the Participant’s Date of Termination had not occurred prior to the last day of the Restricted Period, subject to the Participant not engaging in any Detrimental Activity or any Post-Retirement Activity prior to the last day of the Restricted Period and subject to the Participant signing and not revoking a general release and waiver of all claims against the Company (in a form satisfactory to the Company). If such release is not effective within sixty days following the Participant’s Date of Termination or in the event that the Participant engages in a Detrimental Activity or a Post-Retirement Activity prior to the last day of the Restricted Period, the Participant shall immediately forfeit all of the Covered Units.

(c)Qualifying Termination Before a Change in Control. If the Participant’s Date of Termination occurs due to a Qualifying Termination prior to the last day of the Restricted Period and prior to the date of a Change in Control, then, only for purposes of this Section 5 (and not for purposes of determining the Pro-Rata Fraction), the Participant shall be treated as if the Participant’s Date of Termination had not occurred prior to the last day of the Restricted Period, subject to the Participant not engaging in any Detrimental Activity prior to the last day of the Restricted Period and subject to the Participant signing and not revoking a general release and waiver of all claims against the Company (in a form satisfactory to the Company). If such release is not effective within sixty days following the Participant’s Date of Termination or in the event that the Participant engages in a Detrimental Activity prior to the last day of the Restricted Period, the Participant shall immediately forfeit all of the Covered Units.
(d)Qualifying Termination On or After a Change in Control. If the Participant’s Date of Termination occurs due to a Qualifying Termination prior to the last day of the Restricted Period but on or after the date of a Change in Control that is not a Vesting Change in Control, then, only for purposes of this Section 5 (and not for purposes of determining the Pro-Rata Fraction), the Participant shall be treated as if the Participant’s Date of Termination had not occurred prior to the last day of the Restricted Period subject to the Participant signing and not revoking a general release and waiver of all claims against the Company (in a form satisfactory to the Company). If such release is not effective within sixty days following the Participant’s Date of Termination, the Participant shall immediately forfeit all of the Covered Units.
6. Delivery Date. On the Delivery Date, the Participant shall receive a number of Shares in settlement of the Participant’s Performance-Based Restricted Share Unit Award. The number of Shares that a Participant shall receive on the Delivery Date shall be determined by multiplying (i) the number of Covered Units (which have not previously been forfeited or cancelled) by (ii) the Performance Percentage determined pursuant to Section 3 above (with such percentage converted to a number by dividing such percentage by 100); provided, however, that (A) if the Participant’s Date of Termination occurred prior to the Delivery Date and prior to a Change in Control due to (x) death, (y) Disability, or (z) a Qualifying Termination, then the product of clauses (i) and (ii) shall additionally be multiplied by the Pro-Rata Fraction or (B) if the Participant’s Date of Termination occurred prior to the Delivery Date due to Retirement, then the product of clauses (i) and (ii) shall additionally be multiplied by the Retirement Percentage (with such percentage converted to a number by dividing such percentage by 100). Shares received by a Participant pursuant to this Section 6 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however, that the Shares shall remain subject to the terms of this Agreement expressly applicable after such Delivery Date (including, without limitation, Section 13). As of the Delivery Date and settlement of the Performance-Based Restricted Share Unit Award pursuant to this Section 6, all Covered Units (which have not previously been forfeited or cancelled) shall be cancelled.
7. Change in Control. In the event of a Change in Control, the Company, or the entity that is the surviving entity or successor to the Company following such transaction, may elect to (a) to continue this Performance-Based Restricted Share Unit Award subject to the terms of this Agreement and the Plan and subject to such adjustments, if any, by the Committee as permitted by Section 5.2(f) of the Plan; or (b), if the Change in Control also satisfies the definition of “change in control event” as set forth in Treas. Reg. 1.409A-3(i)(5), to terminate this Performance-Based Restricted Share Unit Award and distribute Shares consistent with Treas. Reg. 1.409A-3(j)(4)(ix)(B). In the event that the Company or its successor chooses to terminate this award and make a distribution of Shares as provided in clause (b) of the previous sentence (in which case the Change in Control is a Vesting Change in Control), the payment amount attributable to dividends as described in and determined pursuant to Section 11 shall be determined as if the date of the Vesting Change in Control were the Delivery Date and the number of Shares to be delivered pursuant to Section 6 shall be calculated as if the date of such Vesting Change in Control were the Delivery Date and the Shares received by a Participant pursuant to this Section 7 shall generally be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however, that the Shares shall remain subject to the terms of this Agreement expressly applicable after the Delivery Date (including, without limitation, Section 13).
8. Section 457A of the Code. If the Covered Units would otherwise constitute nonqualified deferred compensation subject to Code section 457A and the date on which the Covered Units are no longer treated as subject to a substantial risk of forfeiture for purposes of Code section 457A occurs prior to the Delivery Date or a Vesting Change in Control, the terms of Exhibit A shall apply.
9. Withholding. All deliveries and distributions of Shares or vesting of Restricted Shares (granted pursuant to Exhibit A) under this Agreement are subject to withholding of all applicable taxes. Subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations shall be satisfied through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that such Shares may be used to satisfy not more than the maximum individual tax rate for the Participant in applicable jurisdiction for such Participant (based on the applicable rates of the relevant tax authorities (for example, federal, state, and local), including the Participant’s share of payroll or similar taxes, as provided in tax law, regulations, or the authority’s administrative practices, not to exceed the highest statutory rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to the specific Participant).
10. Transferability. Except as otherwise provided by the Committee in writing, the Performance-Based Restricted Share Unit Award (and Covered Units or Restricted Shares subject to this award) may not be sold, assigned, transferred, pledged, or otherwise encumbered.
11. Dividends. To the extent that the Covered Units have not otherwise been forfeited or cancelled prior to the Delivery Date, the Participant will be paid a cash payment on the Delivery Date equal to the number of Shares delivered pursuant to Section 6, multiplied by the total amount of dividend payments made in relation to one Share with respect to record dates occurring during the period between the Grant Date and the Delivery Date.

12. Voting. The Participant shall not be a shareholder of record with respect to the Covered Units and shall have no voting rights with respect to the Covered Units during the Restricted Period or prior to the delivery of Shares pursuant to Section 6 or 7. The Participant shall be a shareholder of record with respect to Restricted Shares granted to the Participant pursuant to Exhibit A.
13. Cancellation and Rescission of Restricted Share Unit Award.
(a)The Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict the Performance-Based Restricted Share Unit Award if the Committee determines that a Participant has (i) engaged in conduct constituting Cause during such Participant’s employment with the Company or any of its Subsidiaries, or (ii) engaged in Detrimental Activity during or after the Participant’s employment with the Company or any of its Subsidiaries, or (iii) engaged in Post-Retirement Activity after the Participant’s employment if such Participant’s employment terminated due to Retirement.
(b)Immediately prior to the Delivery Date (or, if earlier, a 457A Delivery Date) and prior to the transfer of the Shares to the Participant, the Participant shall certify, to the extent required by (and in a manner acceptable to) the Committee, that the Participant (i) did not engage in conduct constituting Cause during such Participant’s employment with the Company or any of its Subsidiaries, and (ii) is not engaging in and has not engaged in Detrimental Activity during or after the Participant’s employment with the Company or any of its Subsidiaries, and (iii) is not engaging in and has not engaged in Post-Retirement Activity after the Participant’s employment if such Participant’s employment terminated due to Retirement. In the event the Committee determines that a Participant has engaged in (A) conduct constituting Cause during such Participant’s employment with the Company or any of its Subsidiaries, or (B) Detrimental Activity or, if applicable, Post-Retirement Activity, in each case, prior to or during the twelve month period after the later to occur of the Delivery Date or the last day of the Restricted Period with respect any Covered Units (the “Restrictive Covenant Period”), the right to delivery of Shares with respect to such Covered Units (including the delivery or vesting of any Restricted Shares) may be rescinded by the Committee within two years of the last day of the Restrictive Covenant Period. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized as a result of the prior delivery of Shares applicable to the rescinded Covered Units, in such manner and on such terms and conditions as may be required by the Company, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company and/or Subsidiary.
14. Recoupment and Plan Provisions Govern.
(a)Notwithstanding anything in this Agreement to the contrary, the Participant’s rights with respect to the Performance-Based Restricted Share Unit Award shall also be subject (to the extent applicable) to the Assured Guaranty Ltd. Executive Recoupment Policy, as amended and restated on October 31, 2023 and as further amended from time to time, the Assured Guaranty US Holdings Inc. Executive

Recoupment Policy, as adopted on November 20, 2023 and as further amended from time to time, and the Assured Guaranty UK Limited Executive Recoupment Policy, as adopted on March 31, 2022 and amended on November 29, 2023, December 9, 2024 and November 19, 2025 and as further amended from time to time.
(b)Notwithstanding anything in this Agreement to the contrary, but subject to Section 14(a) above, this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules, and regulations promulgated by the Committee from time to time pursuant to the Plan.
15. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets, or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to the Participant under this Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered in accordance with the provisions of this Agreement and the Plan to the then acting third party service provider to whom benefits are normally delivered under this Agreement, which provider will administer the Participant’s benefits thereafter in accordance with the provider’s policies and procedures.
16. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Without limitation, the Committee shall have full authority and discretion to interpret this Agreement, make factual determinations, and apply this Agreement and the Plan based on its factual determinations. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding on all persons. The Committee shall have the authority to obtain such information from the Participant (including tax return information) as it determines may be necessary to confirm that the Participant is in compliance with the requirements applicable to Detrimental Activity, and if the Participant fails to provide such information, the Committee may, in its discretion, conclude that the Participant is not in compliance with such requirements.
17. Not an Employment Contract. The Performance-Based Restricted Share Unit Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.
18. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by email, fax, or overnight courier, or by postage-paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the

Company’s records (including, for Participants who are active employees, the Participant’s Company email address), or if to the Company, at the Company’s principal executive office.
19. Fractional Shares. In lieu of issuing a fraction of a share, resulting from an adjustment of the Performance-Based Restricted Share Unit Award pursuant to the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.
20. Deemed Acceptance. If the Participant wishes to decline this Award, the Participant must reject this Agreement prior to the earlier to occur of (i) the last day of the Restricted Period and (ii) the one-year anniversary of the Grant Date (the earlier of such dates referred to as the “Acceptance Date”). If the Agreement has not been rejected prior to the Acceptance Date, the Participant will be deemed to have automatically accepted this Award and the terms and conditions set forth in this Agreement.
21. Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
22. Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.
23. Definitions. For purposes of this Agreement, words and phrases shall be defined as follows:
(a)Cause. The term “Cause” shall mean, during a Participant’s employment with the Company or any of its Subsidiaries, the occurrence of any of the following:
(i) the Participant being convicted of, or pleading guilty or nolo contendere to, or entering into an agreement for deferred adjudication, deferred prosecution, or other form of delayed disposition for (A) any felony (or, for a crime occurring outside of the United States, a crime which would otherwise constitute a felony if such crime were prosecuted pursuant to the laws of the United States or the State of New York) or (B) a crime involving moral turpitude which, in the judgment of the Committee, reflects in an adverse manner on the reputation of the Company or causes emotional or physical harm to another person, whether or not connected with the Company or its Subsidiaries; or
(ii) the Participant engaging in a Detrimental Activity; or
(iii) the failure by the Participant to carry out the lawful and reasonable directions of the Board or the Participant’s immediate supervisor, as the case may be; or
(iv) the willful, serious, and continued failure by the Participant to perform the Participant’s duties; or
(v) the Participant engaging in (or having engaged in) serious misconduct or other inappropriate behavior, including, but not limited to, fraud, embezzlement,

misrepresentation, criminal activities, falsification of Company records, theft, violent acts or threats of violence, unethical conduct, or a violation of law, regulation, applicable codes of conduct, or the Company’s Global Code of Ethics or any material violation of any other rules, policies, procedures or guidelines of the Company or any Subsidiary, which, in the judgment of the Committee, may cause material harm to the Company’s employees, may cause material reputational harm to the Company or may expose the Company to material legal, regulatory or financial liability; or
(vi) any act or omission by the Participant occurring or coming to light during the Participant’s employment with the Company or a Subsidiary (regardless of whether such act or omission occurred prior to or during the Participant’s employment with the Company or Subsidiary), that the Committee determines to be likely to injure the operations or reputation of the Company or prevent the Participant from being able to perform the duties of the Participant’s position;
provided, however, that any act, or failure to act, by the Participant shall not constitute Cause for purposes of this Agreement if the Committee determines that such act, or failure to act, was committed, or omitted, by the Participant in good faith and in a manner the Participant reasonably believed to be in the best interests of the Company.
(b)Change in Control. The term “Change in Control” shall be defined as set forth in the Plan.
(c)Core Adjusted Book Value. The “Core Adjusted Book Value” of the Company as of any date shall equal shareholders’ equity attributable to Assured Guaranty Ltd., as reported under accounting principles generally accepted in the United States of America (GAAP), adjusted for the following:
(i)     Elimination of the effects of consolidating financial guaranty variable interest entities and consolidated investment vehicles;
(ii)     Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments;
(iii)     Elimination of fair value gains (losses) on the Company’s committed capital securities;
(iv)     Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income;
(v)     Elimination of deferred acquisition costs, net;
(vi)     Addition of the net present value of estimated future revenue, discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-income securities such as loss mitigation securities, from the Company’s non-financial guaranty insurance contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions, and premium taxes;
(vii)     Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance; and
(viii)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.
Notwithstanding the foregoing, the Committee, in its discretion, may adjust the determination of the Company’s Core Adjusted Book Value as it deems necessary or desirable to achieve the purpose and/or preserve the benefits or potential benefits of the Award (including, without limitation, adjustments to reflect corporate transactions).

(d)Date of Termination. A Participant’s “Date of Termination” means, with respect to an employee, the date on which the Participant’s employment with the Company and Subsidiaries terminates for any reason, and with respect to a Director, the date immediately following the last day on which the Participant serves as a Director; provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s transfer of employment between the Company and a Subsidiary or between two Subsidiaries; further provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s cessation of service as a Director if, immediately following such cessation of service, the Participant becomes or continues to be employed by the Company or a Subsidiary, nor by reason of a Participant’s termination of employment with the Company or a Subsidiary if, immediately following such termination of employment, the Participant becomes or continues to be a Director; and further provided that a Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.
(e)Detrimental Activity. The term “Detrimental Activity” shall mean (i) the Participant engaging in an activity, directly or indirectly, whether as an employee, consultant, partner, principal, agent, distributor, representative, stockholder (except as a less than one percent stockholder of a publicly traded company or a less than five percent stockholder of a privately held company) or otherwise, that is competitive with the financial guaranty insurance business (including, without limitation, providing credit protection or reinsurance) being conducted by the Company or any affiliate during the period covered by the Participant's employment; or (ii) the Participant engaging in any activity, directly or indirectly, whether on behalf of himself or herself or any other person or entity (x) to solicit any client and/or customer of the Company or any affiliate or (y) to hire any employee or former employee of the Company or any present or former affiliate of the Company or encourage any employee of the Company or affiliate to leave the employ of the Company or affiliate; or (iii) except as otherwise provided in Section 24 below, the Participant, without the prior written consent of the Company, using, or disclosing to any person (other than an employee of the Company or an affiliate or other person to whom disclosure is necessary to the performance of the Participant’s duties in the employ of the Company or an affiliate), any confidential or proprietary information about the Company or any affiliate or their business, unless and until such information has become known to the public generally (other than as a result of the unauthorized disclosure by the Participant).
(f)Director. The term “Director” means a member of the Board of Directors of the Company, who may or may not be an employee of the Company or a Subsidiary.
(g)Disability. The Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.
(h)Good Reason. The term “Good Reason” shall mean the occurrence of any of the following without the Participant’s prior written consent:
(i) a significant reduction of the Participant's responsibilities or status; or
(ii) a reduction in the Participant's salary, bonus potential, or a material reduction of benefits;
but only if the conditions described in clauses (i) or (ii) constitute a material negative change to the Participant in the service relationship, as that phrase is used in Treas. Reg. §1.409A-1(n)(2)(i).

In order for a termination of employment to constitute termination for Good Reason, a Participant must notify the Company in writing of termination for Good Reason, specifying the event constituting Good Reason, within 90 days after the occurrence of the event that the Participant believes constitutes Good Reason. Failure for any reason to give written notice of termination of employment for Good Reason in accordance with the foregoing will be deemed a waiver of the right to voluntarily terminate the Participant’s employment for that Good Reason event. The Company will have a period of 30 days after receipt of such notice in which to cure the Good Reason. If the Good Reason is cured within this period, the Participant shall not be entitled to terminate and have such termination constitute a termination for Good Reason for purposes of this Agreement. If the Company waives its right to cure or does not, within the 30 day period, cure the Good Reason, the Participant will be entitled to terminate for Good Reason subject to the terms and conditions hereof, and such Participant’s actual Date of Termination will be determined in the sole discretion of the Company, but in no event will it be later than 30 calendar days from the date the Company waives its right to cure or the end of the 30-day period during which the Company may cure the Good Reason, whichever is earlier.

(i)Post-Retirement Activity. The term “Post-Retirement Activity” shall mean the Participant’s provision of significant commercial or business services to any one or more persons or entities, regardless of whether such entity is owned or controlled by the Participant; provided that the Participant’s devotion of reasonable time to the supervision of the Participant’s personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities shall not be considered Post-Retirement Activity, to the extent that the Committee, in its discretion, determines that such activities are consistent with the Participant’s Retirement. At the request of the Participant, the Committee shall determine whether a proposed activity of the Participant will be considered a Post-Retirement Activity for purposes of this Agreement. Such request shall be accompanied by a description of the proposed activities, and the Participant shall provide such additional information as the Committee may determine is necessary to make the determination. Such a determination shall be made promptly, but in no event more than 30 days after the written request, together with any additional information requested of the Participant, is delivered to the Committee.
(j)Pro-Rata Fraction. The term “Pro-Rata Fraction” shall mean a fraction, the numerator of which shall be equal to the number of days between the Grant Date and the Participant’s Date of Termination and the denominator of which shall be 1095.
(k)Qualifying Termination. The term “Qualifying Termination” means either: (i) a termination of a Participant’s employment by the Company or a Subsidiary without Cause (but not including a termination due to Death or Disability) or (ii) a voluntary termination of a Participant’s employment by the Participant for Good Reason.
(l)Retirement. The term “Retirement” means the occurrence of a Participant’s Date of Termination due to the voluntary termination of employment with the consent of the Committee (as described below) by a Participant who meets the following requirements as of such Date of Termination: (i) the Participant is age 60 or older and (ii) the total of the Participant’s age and years of service equals or exceeds 65. For purposes of defining “Retirement,” years of service shall be determined in accordance with rules which may be established by the Committee, and shall take into account service with the Company, the Subsidiaries and Assured Investment Management LLC. If, on or before the date of the initial public offering of Shares, the Participant was employed by the Company or its Subsidiaries, years of service shall also include service with ACE Limited and its subsidiaries occurring prior to such initial public offering. For purposes of this Agreement, the Participant’s Date of Termination shall not be considered to be a Retirement unless, prior to such Date of Termination, the Committee approved treating such Participant’s Date of Termination as a Retirement for purposes of this Agreement. The determination of whether to treat the Participant’s Date of Termination as a

Retirement shall be made in the sole discretion of the Committee and such determination shall be final and binding on all persons.
(m)Retirement Percentage. The term “Retirement Percentage” means (i) one hundred percent (100%) if the Participant has an approved Retirement and the combination of the Participant’s age and years of service as of such Date of Termination equals or exceeds 85; (ii) seventy-five percent (75%) if the Participant has an approved Retirement and the combination of the Participant’s age and years of service as of such Date of Termination equals or exceeds 75; and (iii) fifty percent (50%) if the Participant has an approved Retirement and the combination of the Participant’s age and years of service as of such Date of Termination equals or exceeds 65, in each case, with service determined as provided in the definition of Retirement above.
(n)Vesting Change in Control. The term “Vesting Change in Control” shall mean the date of a Change in Control where this Performance-Based Restricted Share Unit Award is terminated pursuant to Section 7(b) of this Agreement.
24. Whistleblower Protections. For avoidance of doubt, nothing in this Agreement shall be construed or applied in a manner that would violate any law. Without limiting the foregoing, nothing herein will prevent a Participant from, or expose a Participant to criminal or civil liability under any federal or state trade secret law for, (i) disclosing a trade secret or any other information (except information protected by the Company’s attorney-client or work product privilege) to law enforcement, an attorney, or any federal, state, or local government agencies, regulators, or officials (including the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the New York State Division of Human Rights, the New York City Commission on Human Rights, or the New York State Attorney General), for the purpose of investigating, reporting, or complaining of a suspected violation of law or otherwise, whether in response to a subpoena or otherwise, without notice to the Company; or (ii) disclosing the Company’s trade secrets in a filing in connection with a legal claim, arbitration, or lawsuit, provided that the filing is made under seal.

IN WITNESS WHEREOF, the Participant has executed the Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date.

_/s/ Dominic Frederico______
Assured Guaranty Ltd.

I hereby agree to all the terms, restrictions and conditions set forth in the Agreement:

_________________________

Participant

EXHIBIT A
SECTION 457A OF THE CODE
    If the Covered Units constitute nonqualified deferred compensation subject to Code section 457A and the date on which the Covered Units are no longer treated as subject to a substantial risk of forfeiture for purposes of Code section 457A (“457A Delivery Date”) occurs prior to the Delivery Date or a Vesting Change in Control, then, in addition to the terms of the Agreement and the Plan, the terms of this Exhibit A shall apply.
    A-1. 457A Delivery Date Prior to a Change in Control. In the event that the Section 457A Delivery Date occurs prior to the date of a Change in Control, the terms of this Section A-1 shall apply.
        (a) Transfer of Vested Shares. If the Section 457A Delivery Date occurs on or after the beginning of the Performance Period, on the 457A Delivery Date, the Participant shall receive a number of Shares determined by multiplying (i) the number of Covered Units (which have not previously been forfeited) by (ii) the Performance Percentage determined pursuant to Section 3 as if the Performance Period ended on the later to occur of the 457A Delivery Date and December 1, 2024 (with such percentage converted to a number by dividing such percentage by 100); provided, however, that (A) if the Participant’s Date of Termination occurred on or prior to the 457A Delivery Date due to death, Disability or a Qualifying Termination, then the product of clauses (i) and (ii) shall additionally be multiplied by the Pro-Rata Fraction or (B) if the Participant’s Date of Termination occurred on or prior to the 457A Delivery Date due to Retirement, then the product of clauses (i) and (ii) shall additionally be multiplied by the Retirement Percentage (with such percentage converted to a number by dividing such percentage by 100). Shares received by a Participant pursuant to this Section A-1 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however, that the Shares shall remain subject to the terms of this Agreement expressly applicable after such Delivery Date (including, without limitation, Section 13); provided, further, however, that the Participant agrees that such Shares cannot be sold or transferred by the Participant at any time prior to the Delivery Date.
        (b) Transfer of Restricted Shares. On the 457A Delivery Date, the Participant shall also receive distribution of Shares that remain subject to the restrictions otherwise imposed by the Plan and this Agreement (including, without limitation, the forfeiture provisions of this Section A-1(b), the transfer restrictions of Section 9 and the restrictive covenants of Section 13) (such Shares subject to forfeiture and transfer restrictions referred to as the “Restricted Shares”). The number of Restricted Shares to be distributed on the Section 457A Delivery Date shall be determined by multiplying (i) the number of Covered Units (which have not previously been forfeited or cancelled) by (ii) the percentage determined by subtracting the Performance Percentage used for paragraph (a) of Section A-1 above from 200% (with such percentage converted to a number by dividing such percentage by 100); provided, however, that (A) if the Participant’s Date of Termination occurred on or prior to the 457A Delivery Date due to death, Disability or a Qualifying Termination, then the product of clauses (i) and (ii) shall additionally be multiplied by the Pro-Rata Fraction or (B) if the Participant’s Date of Termination occurred on or prior to the 457A Delivery Date due to Retirement, then the product of clauses (i) and (ii) shall additionally be multiplied by the Retirement Percentage (with such percentage converted to a number by dividing such percentage by 100). Upon the Performance Determination Date, the number of Restricted Shares which become vested and nonforfeitable and free of all restrictions otherwise imposed by this Agreement (except that the Shares shall remain subject to the terms of this Agreement expressly applicable after the Delivery Date, including, without limitation, Section 13) shall be determined by multiplying (i) the number of Covered Units as used in calculation described in the previous sentence by (ii) the percentage determined by subtracting the Performance Percentage used for paragraph (a) of Section A-1 above from the Performance Percentage determined as of the end of the Performance Period pursuant to Section 3 (as determined by the Committee in writing) (with such percentage converted to a number by dividing such percentage by 100) by (iii), if used in the calculation in the previous sentence, the Pro-Rata Fraction or the Retirement Percentage. Restricted Shares which do not become vested Shares pursuant to the previous sentence shall be forfeited as of the Performance Determination Date. Notwithstanding anything herein to the contrary, if the Participant’s Date of Termination occurred on or prior to the 457A Delivery Date due to a Qualifying Termination, the Restricted Shares shall be immediately forfeited if (i) prior to the last day of the Performance Period, the Participant engages in a Detrimental Activity or (ii) the Participant fails to sign and not revoke a general release and waiver of all claims against the Company such that the release is effective within sixty days following the Participant’s Date of Termination. Notwithstanding anything herein to the contrary, if the Participant’s Date of Termination occurred on or prior to the 457A Delivery Date due to a Retirement, the Restricted Shares shall be immediately forfeited if (i) prior to the last day of the Performance Period, the Participant engages in a Detrimental Activity or a Post-Retirement Activity or (ii) the Participant fails to sign and not revoke a general release and waiver of all claims against the Company such that the release is effective within sixty days following the Participant’s Date of Termination.
    A-2. 457A Delivery Date On or After a Change in Control. In the event that the Section 457A Delivery Date occurs on or after the date of a Change in Control that is not a Vesting Change in Control, the terms of this Section A-2 shall apply. On the 457A Delivery Date, the Participant shall receive a number Shares determined by multiplying (i) the number of Covered Units (which have not previously been forfeited or cancelled) by (ii) the Performance Percentage determined pursuant to Section 3 (with such percentage converted to a number by dividing such percentage by 100); provided, however, that if the Participant’s Date of Termination occurred on or prior to the 457A Delivery Date due to Retirement, then the product of clauses (i) and (ii) shall additionally be multiplied by the Retirement Percentage (with such percentage converted to a number by dividing such percentage by 100). Shares received by a Participant pursuant to this Section A-2 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however, that the Shares shall remain subject to the terms of this Agreement expressly applicable after such Delivery Date (including, without limitation, Section 13); provided, further, however, that the Participant agrees that such Shares cannot be sold or transferred by the Participant at any time prior to the Delivery Date.

    A-3. Cancellation of Covered Units. As of the 457A Delivery Date, all Covered Units (which have not previously been forfeited or cancelled) shall be cancelled.
    A-4. Dividends. To the extent that the Covered Units have not otherwise been forfeited or cancelled prior to the 457A Delivery Date, the Participant will be paid a cash payment on the 457A Delivery Date equal to the number of Shares delivered pursuant to Sections A-1 and A-2 above, multiplied by the total amount of dividend payments made in relation to one Share with respect to record dates occurring during the period between the Grant Date and the 457A Delivery Date. To the extent that Restricted Shares granted pursuant to this Exhibit A have not otherwise been forfeited or cancelled after the 457A Delivery Date, dividends paid with respect to such Restricted Shares with respect to record dates occurring on or after the 457A Delivery Date of such Restricted Shares shall be used to purchase additional Restricted Shares subject to the same vesting conditions as the original Restricted Shares to which such dividends relate.